Exhibit 99.1

B&G Foods Reports Third Quarter 2013 Financial Results

— Reaffirms Fiscal 2013 Guidance —

Parsippany, N.J., October 17, 2013—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2013.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 17.6% to $181.4 million

•                  Net income decreased 9.2% to $15.4 million due to loss on extinguishment of debt and acquisition related transaction costs of $3.4 million, net of tax

•                  Adjusted net income* increased 10.8% to $18.7 million

•                  Adjusted EBITDA* increased 7.3% to $46.0 million

•                  Adjusted EBITDA guidance remains at $187.0 million to $191.0 million for the full year

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “Our business saw continued strong growth in net sales, net income and adjusted EBITDA during the third quarter.  Putting acquisition growth aside, our base business net sales followed industry trends and declined for the quarter.  Given current trends in the packaged foods industry, we expect growth in our base business to be challenging during the fourth quarter of 2013.  We are taking actions to improve sales trends in our base business through new product introductions and selected pricing adjustments and are confident base business net sales will rebound and return to our more typical modest growth during 2014.  Meanwhile, our recent acquisitions in snacks appear to be more on trend with changing consumer consumption patterns and we expect significant growth from Pirate’s Booty, Rickland Orchards, New York Style and TrueNorth in fourth quarter 2013 and beyond.”

Financial Results for the Third Quarter of 2013

Net sales for the third quarter of 2013 increased 17.6% to $181.4 million from $154.2 million for the third quarter of 2012.  Net sales of Pirate Brands, which B&G Foods acquired at the beginning of July 2013, contributed $16.5 million to the overall increase, net sales of the New York Style and Old London brands, which B&G Foods acquired at the end of October 2012, contributed $11.4 million to the overall increase, and net sales of the TrueNorth brand, which B&G Foods acquired at the beginning of May 2013, contributed $5.4 million to the overall increase.  Net sales for B&G Foods’ base business decreased $6.1 million, or 3.9%, attributable to a net price decrease of $3.5 million and a unit volume decrease of $2.6 million.

Gross profit for the third quarter of 2013 increased 10.8% to $61.3 million from $55.3 million in the third quarter of 2012.  Gross profit expressed as a percentage of net sales decreased 2.1 percentage points to

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

33.8% for the third quarter of 2013 from 35.9% in the third quarter of 2012.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to a net price decrease of $3.5 million, and a sales mix shift to lower margin products.  Operating income decreased 1.9% to $37.6 million for the third quarter of 2013, from $38.3 million in the third quarter of 2012.

Selling, general and administrative expenses increased $6.3 million, or 42.4%, to $21.3 million for the third quarter of 2013 from $14.9 million for the third quarter of 2012.  This increase was primarily due to increases in consumer marketing and selling expenses of $3.5 million (of which $1.6 million was due to timing of planned marketing spending), acquisition-related transaction costs of $2.4 million, and other expenses of $0.4 million.

Net interest expense for the third quarter of 2013 decreased $0.9 million or 7.5% to $11.1 million from $12.0 million for the third quarter of 2012.  The decrease in net interest expense in the third quarter of 2013 was primarily attributable to the refinancing of the Company’s long-term debt during the second quarter of 2013, including the issuance of 4.625% senior notes, the repurchase of 7.625% senior notes, and the repayment of tranche B term loans.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $15.4 million, or $0.29 per diluted share, for the third quarter of 2013, as compared to reported net income of $16.9 million, or $0.35 per diluted share, for the third quarter of 2012.  The Company’s adjusted net income for the third quarter of 2013, which excludes the impact of acquisition-related transaction costs and loss on extinguishment of debt, was $18.7 million, or $0.35 per adjusted diluted share.  There were no adjustments to net income for the third quarter of 2012.

For the third quarter of 2013, adjusted EBITDA, which excludes the impact of acquisition-related transaction costs, increased 7.3% to $46.0 million from $42.8 million for the third quarter of 2012.  There were no adjustments to EBITDA for the third quarter of 2012.

Financial Results for the First Three Quarters of 2013

Net sales for the first three quarters of 2013 increased $53.3 million or 11.6% to $513.4 million from $460.1 million for the first three quarters of 2012.  Net sales of the New York Style and Old London brands, which B&G Foods acquired at the end of October 2012, contributed $33.6 million to the overall increase, net sales of Pirate Brands, which B&G Foods acquired at the beginning of July 2013, contributed $16.5 million to the overall increase, and net sales of the TrueNorth brand, which B&G Foods acquired at the beginning of May 2013, contributed $8.5 million to the overall increase.  Net sales from the Company’s base business decreased $5.3 million, or 1.2%, attributable to a net price decrease of $3.9 million and a unit volume decrease of $1.4 million.

Gross profit for the first three quarters of 2013 increased 7.3% to $175.8 million from $163.9 million in the first three quarters of 2012.  Gross profit expressed as a percentage of net sales decreased 1.4 percentage points to 34.2% for the first three quarters of 2013 from 35.6% in the first three quarters of 2012.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to a net price decrease of $3.9 million and a sales mix shift to lower margin products.  Operating income increased 2.2% to $114.1 million for the first three quarters of 2013, from $111.6 million in the first three quarters of 2012.

Selling, general and administrative expenses increased $8.9 million, or 19.2%, to $55.1 million for the first three quarters of 2013 from $46.2 million for the first three quarters of 2012.  The increase is due to increases in consumer marketing and selling expenses of $5.1 million (of which $2.2 million was due to timing of planned marketing spending), acquisition-related transaction costs of $2.9 million, warehousing expenses of $0.8 million and other expenses of $0.1 million.

Net interest expense for the first three quarters of 2013 decreased $4.9 million or 13.8% to $30.9 million from $35.8 million in the first three quarters of 2012.  The decrease in net interest expense in the first three quarters of 2013 was primarily attributable to the refinancing of the Company’s long-term debt during the second quarter of 2013.

After taking into account $22.1 million of after tax charges relating to the refinancing and acquisition-related transaction costs, the Company’s reported net income under U.S. GAAP was $33.6 million, or $0.63 per diluted share, for the first three quarters of 2013, as compared to reported net income of $49.7 million, or $1.02 per diluted share, for the first three quarters of 2012.  The Company’s adjusted net income for the first three quarters of 2013, which excludes the refinancing charges and acquisition-related transaction costs, was $55.7 million, and adjusted diluted earnings per share was $1.05. There were no adjustments to net income for the first three quarters of 2012.

For the first three quarters of 2013, adjusted EBITDA, which excludes acquisition-related transaction costs, increased 7.2% to $134.0 million from $125.0 million for the first three quarters of 2012.  There were no adjustments to EBITDA for the first three quarters of 2012.

Guidance

B&G Foods reaffirmed its adjusted EBITDA guidance for fiscal 2013 to a range of approximately $187.0 million to $191.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 17, 2013.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 500-6974 for U.S. callers or (719) 325-2383 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 5959800. The replay will be available from October 17, 2013 through October 31, 2013.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for acquisition-related transaction costs) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of acquisition-related transaction costs and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the third quarter and first three quarters of 2013 and 2012, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter,

Mrs Dash, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA expectations for fiscal 2013, trends in the Company’s base business, new product introductions, pricing adjustments, expectations as to base business net sales in 2014 and expectations as to growth from the Company’s Pirate’s Booty, Rickland Orchards, New York Style and TrueNorth brands in the fourth quarter of 2013 and beyond.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Form 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 28, 2013	December 29, 2012

Assets

Current assets:
Cash and cash equivalents	$12,299	$19,219
Trade accounts receivable, net	56,946	43,357
Inventories	109,965	89,757
Prepaid expenses and other current assets	6,495	5,326
Income tax receivable	5,020	4,262
Deferred income taxes	2,111	2,175
Total current assets	192,836	164,096

Property, plant and equipment, net of accumulated depreciation of $110,948 and $100,625	108,078	104,746
Goodwill	296,910	267,940
Other intangibles, net	803,488	637,196
Other assets	19,529	17,990
Total assets	$1,420,841	$1,191,968

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$25,369	$25,050
Accrued expenses	27,600	23,610
Current portion of long-term debt	48,750	40,375
Dividends payable	16,919	15,243
Total current liabilities	118,638	104,278

Long-term debt	815,841	597,314
Other liabilities	4,781	8,038
Deferred income taxes	133,416	121,163
Total liabilities	1,072,676	830,793
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 52,873,364 and 52,560,765 shares issued and outstanding as of September 28, 2013 and December 29, 2012	529	526
Additional paid-in capital	179,965	226,900
Accumulated other comprehensive loss	(10,724)	(11,095)
Retained earnings	178,395	144,844
Total stockholders’ equity	348,165	361,175
Total liabilities and stockholders’ equity	$1,420,841	$1,191,968

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net sales	$181,350	$154,155	$513,426	$460,106
Cost of goods sold	120,084	98,876	337,651	296,246
Gross profit	61,266	55,279	175,775	163,860

Operating expenses:
Selling, general and administrative expenses	21,271	14,937	55,097	46,206
Amortization expense	2,385	2,022	6,608	6,067
Operating income	37,610	38,320	114,070	111,587

Other expenses:
Interest expense, net	11,097	11,994	30,900	35,845
Loss on extinguishment of debt	2,813	—	31,291	—
Income before income tax expense	23,700	26,326	51,879	75,742
Income tax expense	8,350	9,429	18,328	26,041
Net income	$15,350	$16,897	$33,551	$49,701

Weighted average shares outstanding:
Basic	52,873	48,387	52,817	48,267
Diluted	53,120	48,743	52,975	48,597

Earnings per share:
Basic	$0.29	$0.35	$0.64	$1.03
Diluted	$0.29	$0.35	$0.63	$1.02

Cash dividends declared per share	$0.32	$0.27	$0.90	$0.81

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net income	$15,350	$16,897	$33,551	$49,701
Income tax expense	8,350	9,429	18,328	26,041
Interest expense, net	11,097	11,994	30,900	35,845
Depreciation and amortization	5,983	4,529	17,002	13,443
Loss on extinguishment of debt	2,813	—	31,291	—
EBITDA (1)	43,593	42,849	131,072	125,030
Acquisition-related transaction costs	2,399	—	2,933	—
Adjusted EBITDA	45,992	42,849	134,005	125,030
Income tax expense	(8,350)	(9,429)	(18,328)	(26,041)
Interest expense, net	(11,097)	(11,994)	(30,900)	(35,845)
Deferred income taxes	5,869	4,345	12,063	10,967
Amortization of deferred financing costs and bond discount	1,025	1,257	3,318	3,771
Acquisition-related transaction costs	(2,399)	—	(2,933)	—
Share-based compensation expense	1,109	871	3,269	2,900
Excess tax benefits from share-based compensation	6	(43)	(4,192)	(8,031)
Changes in assets and liabilities	(4,938)	(16,160)	(27,409)	(19,255)
Net cash provided by operating activities	$27,217	$11,696	$68,893	$53,496

(1)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for acquisition-related transition costs, which include outside fees and expenses and restructuring and consolidation costs of acquisitions.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt and acquisition-related transition costs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related transaction costs and income taxes. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Reported net income	$15,350	$16,897	$33,551	$49,701
Loss on extinguishment of debt, net of tax(1)	1,817	—	20,214	—
Acquisition-related transaction costs, net of tax	1,550	—	1,895	—
Adjusted net income	$18,717	$16,897	$55,660	$49,701
Adjusted diluted earnings per share	$0.35	$0.35	$1.05	$1.02

(1)         Loss on extinguishment of debt for the third quarter of 2013 includes costs relating to our repurchase of $30.2 million aggregate principal amount of 7.625% senior notes, including the repurchase premium and other expenses of $2.3 million, the write-off of deferred debt financing costs of $0.4 million and the write-off of unamortized discount of $0.1 million.  During the third quarter of 2012, we did not have any loss on extinguishment of debt.

Loss on extinguishment of debt for the first three quarters of 2013 includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million.  During the first three quarters of 2012, we did not have any loss on extinguishment of debt.